7961 SHAFFER PARKWAY Exhibit 99.1
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchanges

NEWS

Vista Gold Corp. Announces First Quarter Financial Results and Conference Call with Management

All dollar amounts in the following press release are in thousands of United States dollars, except share data or as noted otherwise.

Denver, Colorado, May 11, 2011 – Vista Gold Corp. (TSX & NYSE Amex:  VGZ) (“Vista” or the “Corporation”) announced today its financial results for the first quarter and three months ended March 31, 2011, as filed on May 10, 2011, with the United States Securities and Exchange Commission (the “SEC”)  and the relevant securities regulatory authorities in Canada, in the Corporation’s Quarterly Report on Form 10-Q, and announced that a management quarterly conference call is scheduled for Thursday May 12, 2011, (9:00 A.M. MDT).

Recent Highlights

●
New Preliminary Feasibility Study at the Mt. Todd Gold Project, Northern Territory, Australia; Doubles Estimated Proven and Probable Reserves (1). Please refer to our press release dated January 4, 2011;

●	Closed Combination Agreement with Midas Gold Corp. (“Midas”) and now owns approximately 34.2% of Midas which has an estimated value of CDN$80 million;
●	Bought Deal Financing completed for Gross Proceeds of Cdn$29.7 million;
●	Sun Valley Gold LLC announces ownership of over 11.61% of Vista’s shares;
●	Effective January 1, 2011, adopted U.S. GAAP for all U.S. and Canadian filings; and
●	Corporation is Debt Free and Currently has Approximately $36.4 million in cash.

We have, since we began reporting our financial results, filed with securities regulators in both Canada and the U.S. using Canadian Generally Accepted Accounting Principles (“GAAP”) financial statements with reconciliations to U.S. GAAP.  However, a change in the SEC’s position in late 2009 required Canadian companies, such as Vista, that do not qualify as “foreign private issuers” as defined under SEC regulations, to file their financial statements in the U.S. using U.S. GAAP for financial periods after December 31, 2010.  Therefore, we have adopted U.S. GAAP effective January 1, 2011 for all U.S. and Canadian filings.  Canadian securities regulators announced that they will accept U.S. GAAP financial statements. The principal difference reflected in our financial statements between the two forms of GAAP is that under U.S. GAAP mineral property exploration costs are expensed as incurred and under Canadian GAAP both acquisition costs and exploration expenditures are capitalized.

A comparison of our balance sheets as at March 31, 2011 and December 31, 2010 in U.S. GAAP to our balance sheet as at December 31, 2010 as reported in Canadian GAAP is as follows:

			Canadian
	U.S. GAAP	U.S. GAAP	GAAP
	March 31,	December 31,	December 31,
	2011	2010	2010

Assets
Cash and cash equivalents	$12,686	$39,838	$39,838	(1)
Mineral properties	17,051	16,622	54,195	(2)
Other assets	26,141	26,512	26,409
Total assets	$55,878	$82,972	$120,442

Liabilities	$1,300	$24,630	$24,135	(1)
Shareholders' equity	54,578	58,342	96,307	(2)
Total liabilities and shareholders' equity	$55,878	$82,972	$120,442

			Canadian
	U.S. GAAP	U.S. GAAP	GAAP
	-------Three Months Ended March 31,----------
	2011	2010	2010
Net Loss	$(3,877)	$(3,488)	$(1,699)	(3)

Notes:
(1)	The decreases in cash and cash equivalents and liabilities are primarily attributable to the repayment of our 10% senior secured convertible notes on March 4, 2011.
(2)
The decreases in mineral properties and shareholders’ equity are primarily due to the conversion to U.S. GAAP from Canadian GAAP.  In accordance with U.S. GAAP, our property acquisition costs, including directly related acquisition costs, are now capitalized when incurred, and mineral property exploration costs are expensed as incurred.  Under Canadian GAAP, however, both acquisition costs and exploration expenditures had been capitalized when incurred.

(3)
The increase in the net loss for the three-month period ending March 31, 2011 in U.S. GAAP is higher than the same period for the previous year in Canadian GAAP due to the expensing of exploration costs under U.S. GAAP and capitalizing the exploration costs under Canadian GAAP.

Results from Operations

Our consolidated net loss for the three-month period ended March 31, 2011 was $3,877 or $0.06 per share compared to $3,488 or $0.08 per share for the same period in 2010.  For the three-month period ended March 31, 2011, the increase in the consolidated net loss of $389 from the respective prior period is primarily the result of an increase in exploration, property evaluation and holding costs of $531, an increase in corporate administration and investor relations of $107, an increase in the loss on currency translation of $57 and a decrease in interest income of $42; these amounts have been partially offset by a decrease in interest expense of $221 and an increase in the gain on disposal of marketable securities of $153.

Exploration, property evaluation and holding costs

Exploration, property evaluation and holding costs increased to $2,949 during the three-month period ended March 31, 2011, compared with $2,418 for the same period in 2010.  The increase of $531 from the respective prior period is primarily due to an increase in the following:

●
An increase in expenses at our Concordia gold project of $311 from the respective prior period.  This increase is mostly the result of increased legal costs and community relations costs as we work towards obtaining the necessary permits.

●
An increase in expenses at our Yellow Pine gold project of $160 from the respective prior period.  This increase is mostly the result of costs incurred in relation to the combination with Midas  completed on April 6, 2011, as well as costs shared with Midas as part of a cost-sharing agreement; and

●	An increase in expenses at our Mt. Todd gold project of $67 from the respective prior period.

Corporate administration and investor relations

Corporate administration and investor relations costs increased to $1,098 during the three-month period ended March 31, 2011, compared with $991 for the same period in 2010.

Financial Position, Liquidity and Capital Resources

Cash used in operations

Net cash used in operating activities was $4,468 for the three-month period ended March 31, 2011, as compared to $3,614 for the same period in 2010.  The increase of $854 is mostly the result of an increase in interest paid of $504 on the then outstanding Notes for the three-month period ended March 31, 2011 compared to no interest paid during the same period ended March 31, 2010.  The Notes matured on March 4, 2011, and accordingly, we paid the outstanding principal and interest owing to that date.  Also, contributing to the increase in cash used for the 2011 period was an increase in the net loss of $389 and an increase in cash used for accounts payable, accrued liabilities and other of $55.

Investing activities

Net cash used in investing activities was $243 for the three-month period ended March 31, 2011, as compared to $358 for the same period in 2010.

Financing activities

Net cash used in financing activities was $22,927 for the three-month period ended March 31, 2011.  There was no cash used in or provided by financing activities for the same period in 2010.  On March 4, 2011 we repaid the outstanding Notes of principal amount of $23,000.

Liquidity and Capital Resources

At March 31, 2011, our total assets were $55,878 compared to $82,972 at December 31, 2010, representing a decrease of $27,094.  The decrease in total assets is primarily due to the decrease in our cash balances.  At March 31, 2011, we had working capital of $13,955, as compared with working capital of $17,995 at December 31, 2010, representing a decrease of $4,040.  This decrease in working capital, which is current assets less current liabilities relates primarily to a decrease in cash balances of $27,152, a current asset, and the repayment of our outstanding $23,000 principal amount of the Notes on March 4, 2011, a current liability.

The principal components of working capital at March 31, 2011, are: current assets made up of cash and cash equivalents of $12,686, marketable securities of $1,657 and other current assets of $912 and the current liabilities of $1,300.  The principal components of working capital at December 31, 2010 were cash and cash equivalents of $39,838, marketable securities of $1,703 and other current assets of $1,084 and less current liabilities which are made up of $23,000 of Notes and other current liabilities of $1,630

The following table summarizes financial data for the Corporation.  To review Vista’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2011, including our Management Discussion & Analysis, visit any of the following websites:  www.sedar.com, www.sec.gov or www.vistagold.com.

Selected Financial Data	Three Months Ended March 31,
	2011	2010

Results of operations
Net earnings/(loss)	$(3,877)	$(3,488)
Basic and diluted earnings/(loss) per share	(0.06)	(0.08)

Net cash used in operating activities	(4,468)	(3,614)
Net cash provided/(used in) investing activities	243	358
Net cash provided/(used in)by financing activities	(22,927)	-

Financial position	March 31,	December 31,
	2011	2010

Current assets	$15,255	$42,625
Total assets	55,878	82,972
Current liabilities	1,300	24,630
Total liabilities	1,300	24,630
Shareholders’ equity	54,578	58,342

Working capital	13,955	17,995

Management Conference Call

A conference call with management to review our financial results for the quarter ended March 31, 2011 and to discuss corporate and project activities is scheduled on Thursday May 12, 2011, at 9:00 a.m. MDT.

Toll-free in North America:  1-866-443-4188
International:  1-416-849-6196

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/event/?event_id=1820

This call will be archived and available at www.vistagold.com after May 16, 2011.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 574348.

If you are unable to access the audio or phone-in on the day of the conference call, please feel free to email questions to Connie Martinez, Manager - Investor Relations, (email: connie@vistagold.com) and we will try to address these questions prior to or during the conference call.

About Vista Gold Corp.

Vista is focused on the development of the Mt. Todd gold project in Northern Territory, Australia, and the Concordia gold project in Baja California Sur, Mexico, to achieve its goal of becoming a gold producer. Vista holds approximately 34% of Midas Gold Corp., a private exploration company, which has a large exploration property in Idaho which includes the Yellow Pine property previously held by Vista. Vista's other holdings include the Guadalupe de los Reyes gold-silver project in Mexico, the Awak Mas gold project in Indonesia, and the Long Valley gold project in California.

For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

(1) Cautionary note to U.S. investors concerning estimates of reserves: This press release and the Preliminary Feasibility Study referred to in this press release use the term "proven and probable reserves" and "mineral reserves". We advise U.S. investors that while these terms are defined in and required by Canadian regulations, such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7.  Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into SEC Industry Guide 7 reserves.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as estimates of mineral reserves, and value of our investment in Midas, and our development of  our Mt. Todd gold project, our goal of becoming a gold producer and other matters are forward-looking statements and forward-looking information.  When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “hopes”, “believe”, “may”, “will”, “if”, “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource and reserve estimates, risks relating to cost increases for capital and operating costs, risks related to the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies, risks relating to fluctuations in the price of gold, the inherently hazardous nature of mining-related activities, potential effects on Vista’s operations of environmental regulations in the countries in which it operates, risks due to legal proceedings, risks relating to political and economic instability in certain countries in which it operates, risks related to the future value of Vista’s Midas shares and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed under the headings “Uncertainty of Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 14, 2011, and other documents filed with the SEC and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.